Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 16, 2019 (August 20, 2019 as to the 2017 and 2016 amounts of operating revenue and net income (loss) of the acquirees in Note 3 and segment information in Note 12), relating to the combined financial statements of Atlas Intermediate Holdings LLC and ATC Group Partners LLC, appearing in the Boxwood Merger Corp. Definitive Proxy Statement filed November 12, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
February 14, 2020